FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, President and CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Welcomes Bentovim To Board of Directors
     MINNEAPOLIS, MN — April 24, 2006 — RTW, Inc. (RTW, Nasdaq: RTWI), a leading provider of products and services to reduce workers’ compensation and self-insured absence program costs, today announced the appointment of Lyron L. Bentovim to its board of directors. Bentovim comes to the company with significant operational, investment and board experience.
     “We welcome the expertise that Lyron will bring to our board,” said John O. Goodwyne, RTW Chairman of the Board. “We believe that Lyron brings a strong understanding of and significant connections in the capital markets; a wealth of business experience along with hands-on operational expertise; and understanding that will be of great value to RTW as we continue to grow and expand the service and insurance operations of the company.”
     Mr. Bentovim currently serves as a Managing Director of and Portfolio Manager for SKIRITAI Capital LLC, a registered investment adviser. He previously served as President and COO of WebBrix Inc., an innovative retail channel aiming at providing physical space and services for online retailers. At WebBrix, he envisioned the company’s strategic direction, developed operating procedures, coordinated operations and supervised alliances. Before WebBrix, Bentovim served as a Senior Engagement Manager with strategy consultancies USWeb/CKS, the Mitchell Madison Group and McKinsey & Company where he advised a number of Fortune1000 companies in the Financial Services, Insurance, Retail, and Manufacturing sectors. His focus during this time helped these companies solve strategic and operational problems generating a bottom line increase of more than $500 million. He further led numerous re-engineering projects, evaluated new market opportunities and implemented strategies designed to streamline processes, reduce inefficiencies and achieve significant overhead reductions.
     Mr. Bentovim has a MBA from Yale School of Management and a Law degree from the Hebrew University in Jerusalem.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
     The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K. RTW disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.
About RTW, Inc.
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The company developed two proprietary systems to manage disability and absence: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan. BCIC offers workers’ compensation insurance to select employers in Minnesota. In addition, through its AbsentiaSM division, RTW expanded non-insurance products and service offerings nationally. The company’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

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